SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2005

ENZON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-12957	22-2372868
(State or other jurisdiction of	(Commission file Number)	(IRS Identification No.)
incorporation)

685 Route 202/206, Bridgewater, New Jersey		08807
(Address of principal executive offices)		(Zip Code

Registrant's telephone number, including area code (908) 541-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

|_|	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On January 5, 2005, we entered into an employment agreement with Craig A. Tooman, pursuant to which Mr. Tooman will serve as our Executive Vice President Strategic Planning and Corporate Communications. The employment agreement will be effective until January 5, 2008, subject to automatic renewal for an additional twenty-four months.

The agreement provides for a base salary of $315,000 per year and participation in Enzon’s bonus plan for management. Under the bonus plan, Mr. Tooman will be eligible to receive an annual performance-based cash bonus in an amount between zero and 82.5% of base salary, based on individual and/or corporate factors to be established and determined by the Board of Directors each year. The annual target bonus is equal to 50% of Mr. Tooman’s base salary. Within five days of the commencement of Mr. Tooman’s employment, he will receive a cash bonus in the amount of $125,000.

Pursuant to the agreement, Mr. Tooman was granted an option under our 2001 Incentive Stock Plan to purchase 125,000 shares of our Common Stock at a per share exercise price of $13.08 (the last reported sale price of our common stock on January 5, 2005). This option will become vested and exercisable as to 31,250 shares on each of the first four anniversaries of the date of grant, provided Mr. Tooman remains employed as our Executive Vice President Strategic Planning and Corporate Communications on each such date. Mr. Tooman also received 25,000 shares of restricted Common Stock, 7,500 of which shares will vest on each of the third and fourth anniversaries of the date of grant and the remaining 10,000 shares will vest on the fifth anniversary of the date of grant, provided Mr. Tooman remains employed as our Executive Vice President Strategic Planning and Corporate Communications on each such date.

In the event Mr. Tooman’s employment is terminated without cause (as defined in the employment agreement) by us or terminated by Mr. Tooman for good reason (as defined in the employment agreement), Mr. Tooman will be entitled to (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination; (ii) a cash payment equal to one year of his base salary plus a cash payment equal to the target bonus which would have been payable for the fiscal year which commences immediately following the date of his termination and (iii) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, we will reimburse Mr. Tooman for any medical and dental coverage available to him and his family for a period of up to 18 months commencing on the date of termination, and all options and shares of restricted stock described above that have not vested at the time of termination will vest immediately upon termination.

If we experience a change of control (as defined in Mr. Tooman’s employment agreement) and we terminate Mr. Tooman’s employment without cause or he terminates his employment for good reason within the period commencing 90 days before such change in control and ending one year after the change of control, Mr. Tooman will be entitled to (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination; (ii) a cash payment equal to two times the sum of his base salary and target bonus for the fiscal year in which the termination occurs and (iii) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, we will reimburse Mr. Tooman for any medical and dental coverage available to him and his family for a period of up to 18 months commencing on the date of termination. Further, upon a change of control any of Mr. Tooman’s options to purchase Common Stock and shares of resticted Common Stock that have been granted to him, but not yet vested, prior to the effective date of the change of control shall vest at such time.

Mr. Tooman’s employment agreement requires him to maintain the confidentiality of our proprietary information during the term of his agreement and thereafter. Mr. Tooman is precluded from competing with us during the term of his employment agreement and for one year after his employment is terminated.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 11, 2005

By: /s/ Kenneth J. Zuerblis —————————————— Kenneth J. Zuerblis Vice President, Finance and Chief Financial Officer